Exhibit 99.1

Revance Therapeutics Releases Fourth Quarter and Full Year 2013

Financial Results and Provides 2014 Outlook

NEWARK, Calif., Mar. 26, 2014 – Revance Therapeutics, Inc. (NASDAQ:RVNC), today reported financial results for the three and twelve months ended December 31, 2013.

Recent Accomplishments and Progress Toward Milestones

•	Closing of the Company’s initial public offering (IPO) in February 2014, resulting in net proceeds of $102.7 million, after deducting the underwriting discount;

•	Initation of the first wave of the RT001 US Phase 3 open-label long-term safety study for the treatment of lateral canthal lines (crow’s feet lines);

•	Planning to initiate the RT001 US Phase 3 pivotal study for the treatment of lateral canthal lines (crow’s feet lines) in the first half of 2014;

•	Progess on the Company’s injectable RT002 Phase 1/2 clinical study, with duration results in glabellar lines anticipated in the first half of 2014; and

•	Addition of Angus Russell as Chairman of Revance’s Board of Directors, further expanding our strategic leadership capabilities.

“The past several months have been transformational for Revance,” said President and Chief Executive Officer, Dan Browne. With the success of the recent IPO, our strong balance sheet enables us to successfully execute our clinical programs, a key element towards commercializing RT001 and RT002. We look forward to reporting duration results from our RT002 injectable botulinum toxin in glabellar lines in the first half of 2014 and Phase 3 efficacy data from our RT001 topical product candidate for treatment of crow’s feet lines in the second half of 2014.”

“I am also pleased to share that we initiated the RT001 Phase 3 open-label long-term safety study in crow’s feet lines this quarter, earlier than we planned. Starting this study is a key step toward generating the long term safety database for RT001.”

Clinical Study Design

The RT001 Phase 3 long-term safety study in crow’s feet lines is an open-label, multi-center, repeat dose study that is expected to enroll up to 1800 subjects. The primary goal of the study is to generate the safety database to support the filing of our Biologics License Application (BLA) with the U.S. Food and Drug Administration

(FDA) and the Marketing Authorization Application (MAA) with the European Union. Data from this study is expected to support a proposed dosing regimen of up to four times per year, consistent with the other botulinum toxins on the market. The study may last up to 24 months and is expected to enroll patients in several waves over the next year.

Fourth Quarter Financial Results

Net loss applicable to common stockholders for the three months ended December 31, 2013 was $14.0 million, or net loss of $53.63 and $47.11 per basic and diluted share. This compares with net loss applicable to common stockholders of $10.9 million, or net loss of $53.69 per basic and diluted share for the three months ended December 31, 2012.

Revenue for the three months ended December 31, 2013 increased by $0.2 million to $0.3 million, from $0.1 million in the 2012 period. The increase reflects a one-time milestone in connection with the asset purchase agreement for the sale of Relastin to Precision Dermatology, Inc.

Total operating expenses for the three months ended December 31, 2013 were $9.2 million, compared with $18.5 million for the 2012 period. Research and development (R&D) expenses were $6.2 million for the three months ended December 31, 2013, compared with $16.9 million for the 2012 period. The decrease is primarily attributable to one-time costs incurred in connection with the reacquisition of the RT001 and RT002 technology rights from Medicis Pharmaceutical Corporation in October 2012. Sales, general, and administrative (SG&A) expenses were $3.0 million for the three months ended December 31, 2013, compared with $1.6 million for the 2012 period. The increase is primarily attributable to higher legal, accounting, and consulting fees related to preparations for the Company’s IPO.

Cash used in operations was $13.9 million for the three months ended December 31, 2013. As of December 31, 2013, the Company had cash and cash equivalents of $3.9 million. In February 2014, the Company closed its IPO, resulting in net proceeds of $102.7 million, after deducting the underwriting discount.

Full Year 2013 Financial Results

For the full 2013 year, the Company reported a net loss of $52.4 million, capital contribution on extinguishment of previously outstanding convertible preferred stock of $74.9 million, deemed and noncumulative dividends on Series E convertible preferred stock of $14.1 million, and undistributed earnings allocated to preferred stockholders of $8.1 million. When all combined, this resulted in basic and diluted net income applicable to common stockholders of $0.3 million and $1.0 million, respectively, or $1.17 and $1.05 per basic and diluted share, respectively. This compares with a net loss applicable to common stockholders of $58.3 million, or $290.5 per basic and diluted share for the 2012 period.

Revenue for the year ended December 31, 2013 decreased by $0.1 million to $0.6 million, compared to $0.7 million for the year ended December 31, 2012. The decrease is due to a reduction in licensing revenue, offset by one-time milestone revenue.

Total operating expenses for the twelve months ended December 31, 2013 were $38.8 million, compared with $43.9 million for the twelve months ended December 31, 2012. R&D expenses for the year ended December 31, 2013 were $27.8 million, compared to $32.7 million for the year ended December 31, 2012. The decrease in R&D expenses in 2013 is primarily attributable to one-time costs related to the reacquisition of technology rights described above, offset by increased clinical research organization (CRO) costs. SG&A expenses for the year ended December 31, 2013 were $11.0 million, compared to $11.2 million for the year ended December 31, 2012. The change was primarily attributable to a decrease in professional fees relating to the Medicis dispute during the year ended December 31, 2012.

Cash used in operations was $47.7 million for the twelve months ended December 31, 2013.

2014 Financial Outlook

Revance anticipates 2014 operating expenses excluding amortization, depreciation and stock-based compensation will be in the range of $55 to $60 million. The Company expects its 2014 cash burn to be in the range of $75 million to $85 million. Cash burn in 2014 includes $7.1 million paid under the Company’s settlement agreement with Medicis and debt service of $10 to $11 million.

Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this release. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Revance is unable to reconcile non-GAAP operating expense guidance to GAAP as the amount of future stock-based compensation expense and depreciation and amortization costs cannot be estimated at this time. Revance excludes stock-based compensation expense and depreciation and amortization costs because management believes the exclusion of these items is helpful to investors to evaluate the Company’s recurring operational performance.

Conference Call

Individuals interested in listening to the conference call today, March 26, at 1:30pm PT/4:30pm ET, may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers, or from the webcast link in the investor relations section of the Company’s website at: www.revance.com. Participants should allow approximately 10 minutes prior to the call’s start time to visit the site and to download any streaming media software needed to listen to the Internet webcast. The webcast will be available on the Company’s website for 30 days following the completion of the call. In addition, an audio replay of the conference call will be available for 7 days by calling (855) 859-2056 or (404) 537-3406; conference identification number 11200648 beginning approximately one hour after the call.

About Revance Therapeutics, Inc.

Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic applications. The Company is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing aesthetic and therapeutic botulinum toxin market. Revance’s proprietary TranMTS technology enables transcutaneous delivery of botulinum toxin A, eliminating the need for injections. The Company’s lead product candidate, RT001, is a topical formulation of botulinum toxin type A, which has the potential to be the first commercially-available non-injectable dose form. RT001 is being evaluated in a broad clinical program that includes aesthetic indications such as crow’s feet lines (wrinkles around the eyes) and therapeutic indications such as hyperhidrosis (excessive sweating) and migraine headache. Revance also has a second product candidate, RT002, a novel injectable formulation of botulinum toxin type A designed to be more targeted and longer lasting than currently available botulinum toxin injectable products.

“Revance Therapeutics”, TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc. All other trademarks or registered trademarks are the property of their respective owners.

For more information, please visit: www.revance.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Revance Therapeutics’ financial performance, the process and timing of anticipated future clinical development of our product candidates, including but limited to reporting RT002 clinical results in the first half of 2014, Phase 3 RT001 clinical results in the second half of 2014 and RT001 open label safety study; statements about our business strategy and goals, plans and prospects; our ability to obtain regulatory approval; potential benefits of our product candidates and our technologies; and future financial performance.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design; our ability to obtain and maintain regulatory approval of our product candidates; our ability to obtain funding for our operations; our plans to research, develop and commercialize our product candidates; our ability to achieve market acceptance of our product candidates; unanticipated costs or delays in research, development and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our product candidates; our ability to successfully commercialize our product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our product candidates; and other risks. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Contact

Westwicke Partners

Ana Petrovic

(415) 513-1281

ana.petrovic@westwicke.com

REVANCE THERAPEUTICS, INC.

(A development stage company)

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	As of December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,914	$4,083
Restricted cash, current portion	75	75
Prepaid expenses and other current assets	825	1,247

Total current assets	4,814	5,405
Property and equipment, net	14,315	6,980
Restricted cash, net of current portion	510	585
Other non-current assets	3,006	453

TOTAL ASSETS	$22,645	$13,423

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$5,526	$1,805
Accruals and other current liabilities	4,156	6,001
Deferred revenue, current portion	83	—
Derivative liabilities associated with convertible notes, current portion	4,890	1,800
Derivative liabilities associated with Medicis settlement, current portion	6,684	12,880
Capital leases, current portion	5	940
Convertible notes, current portion	12,157	86,985
Notes payable, current portion	10,702	7,524
Common stock warrant liability	3,358	—

Total current liabilities	47,561	117,935
Convertible preferred stock warrant liability	1,233	351
Capital lease, net of current portion	—	5
Note payable, net of current portion and discount	2,632	10,995
Derivative liabilities associated with Medicis settlement, net of current portion	1,610	2,388
Deferred rent	3,176	3,043

TOTAL LIABILITIES	56,212	134,717

Commitments and Contingencies
Convertible preferred stock, par value $0.001 per share — 145,010,269 and 27,598,825 shares authorized as of December 31, 2013 and 2012; 8,689,999 and 1,517,387 shares issued and outstanding as of December 31, 2013 and 2012 (aggregate liquidation preference of $215,264 and $189,030 as of December 31, 2013 and 2012)	123,982	95,433
STOCKHOLDERS’ DEFICIT
Common stock, par value $0.001 per share — 224,000,000 and 42,000,000 shares authorized as of December 31, 2013 and 2012; 260,789 and 204,027 shares issued and outstanding as of December 31, 2013 and 2012	—	—
Additional paid-in capital	38,331	1,599
Deficit accumulated during the development stage	(195,880)	(218,326)

TOTAL STOCKHOLDERS’ DEFICIT	(157,549)	(216,727)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$22,645	$13,423

REVANCE THERAPEUTICS, INC.

(A development stage company)

Consolidated Statement of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31, 2013		December 31, 2013
	2013	2012	2013	2012
Revenue	$309	$117	$617	$717
Cost of revenue	—	—	—	—

Gross profit	309	117	617	717
Operating expenses:
Research and development	6,239	16,879	27,831	32,708
Sales, general and administrative	3,003	1,615	11,011	11,195

Total operating expenses	9,242	18,494	38,842	43,903

Loss from operations	(8,933)	(18,377)	(38,225)	(43,186)
Interest income	—	—	2	7
Interest expense	(1,698)	(9,709)	(15,164)	(28,959)
Change in fair value of derivative liabilities associated with the convertible notes	860	17,198	2,660	13,860
Changes in fair value of derivative liabilities associated with Medicis settlement	312	—	47	—
Change in fair value of common stock warrant liability	(621)	—	(621)	—
Change in fair value of convertible preferred stock warrant liability	365	8	(743)	125
Other income (expense), net	(364)	(21)	(404)	(106)

Loss before income taxes	(10,079)	(10,901)	(52,448)	(58,259)
Benefit from income taxes	—	—	—	—

Net loss	$(10,079)	$(10,901)	$(52,448)	$(58,259)

Net income (loss) attributable to common stockholders:
Basic	$(13,987)	$(10,901)	$258	$(58,259)

Diluted	$(13,987)	$(10,901)	$1,083	$(58,259)

Net income (loss) per share attributable to common stockholders:
Basic	$(53.63)	$(53.69)	$1.17	$(290.48)

Diluted	$(47.11)	$(53.69)	$1.05	$(290.48)

Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders:
Basic	260,779	203,044	220,220	200,560

Diluted	296,875	203,044	1,029,150	200,560